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                          January 23, 2023

       Martina Cheung
       President
       S&P Global Inc.
       55 Water Street
       New York, New York 1004

                                                        Re: S&P Global Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed January 13,
2023
                                                            File No. 333-269237

       Dear Martina Cheung:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Scott
Anderegg at 202-551-3342 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Trade & Services